Exhibit 10.22

Memorandum of Understanding and Certification

Mai Wang Trading (Shanghai) Co., Ltd. (“Mai Wang Trading”), Shanghai Mecox Lane Information Technology Co., Ltd. (“MecoxLane Information”), and shareholders of MecoxLane Information, Mr. Alfred Beichun Gu, Mr. Miao Li, and Mr. Yu Shen, entered into the following agreements on August 15, 2006. The agreements were re-signed on Feb     , 2008, whereby Mr. Yu Shen was replaced by Mr. Yi Xu as a shareholder. Summary of each of the agreements is summarized below:

Loan Agreements. Each shareholder of MecoxLane Information, namely Mr. Alfred Beichun Gu, Mr. Miao Li and Mr. Yi Xu, has entered into a loan agreement with Mai Wang Trading and MecoxLane Information. Under these loan agreements, Mai Wang Trading lent interest-free loans of RMB670,000, RMB165,000 and RMB165,000 to these shareholders, respectively, solely for their respective capital contributions in MecoxLane Information. Each of these loans has a term of 10 years, which can be extended upon written consent of the parties thereto. Each of the shareholders shall, at Mai Wang Trading’s discretion, repay the loan by transferring their respective equity interests in MecoxLane Information to Mai Wang Trading or its designated third party.

Promissory Notes. Each shareholder of MecoxLane Information has issued a promissory note to Mai Wang Trading promising to repay to the latter or its assignee the principal amount under the relevant loan agreement described above.

Exclusive Purchase Option Agreements. Each shareholder of MecoxLane Information has entered into an exclusive purchase option agreement with Mai Wang Trading and MecoxLane Information, under which such shareholder irrevocably granted to Mai Wang Trading or its designee an exclusive option to purchase his/her equity interest in MecoxLane Information at the purchase price equal to the outstanding principal of the loan under his/her loan agreement at the time when Mai Wang Trading exercises the option. Mai Wang Trading may exercise such option at any time.

Powers of Attorney. Each shareholder of MecoxLane Information has executed a power of attorney to grant to Mai Wang Trading or its designee the power of attorney to act on his/her behalf on all matters pertaining to MecoxLane Information and to exercise all of his/her rights as a shareholder of MecoxLane Information, including voting rights and the right to transfer all or a part of his/her equity interest in MecoxLane Information.

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between MecoxLane Information and Mai Wang Trading, MecoxLane Information engages Mai Wang Trading as its exclusive provider of technical, consulting and other services and shall pay to Mai Wang Trading service fees as determined by both parties. Mai Wang Trading shall exclusively own any intellectual property arising from the performance of this agreement. In addition, MecoxLane Information shall consult with Mai Wang Trading before making any decisions that may have a material effect on its business or operations and shall faithfully execute any lawful business and technical instructions directed by Mai Wang Trading. This agreement has a term of 10 years unless earlier terminated or renewed by Mai Wang Trading at its sole discretion with a 30 days’ prior written notice.

Equity Pledge Agreements. Each shareholder of MecoxLane Information has entered into an equity pledge agreement with Mai Wang Trading and MecoxLane Information, under which such shareholder pledged all of his/her equity interest in MecoxLane Information to Mai Wang Trading as collateral for all of his/her payments due to Mai Wang Trading and to secure his/her obligations under the above agreements. MecoxLane Information must not declare any dividend without Mai Wang Trading’s prior written consent, unless all the amounts due to Mai Wang Trading have been paid off and all the obligations of MecoxLane Information have been fully discharged. If any event of default as defined under the loan agreement occurs, Mai Wang Trading, as the pledgee, will be entitled to certain rights including the right to sell the pledged equity interests.

Tax Indemnity Letters. Pursuant to the tax indemnity letters issued by MecoxLane Information to each of its shareholders, MecoxLane Information agrees to reimburse these shareholders for any and all taxes payable by them in connection with the transactions under the above agreements.

Under PRC laws, each of MecoxLane Information and Mai Wang Trading is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between MecoxLane Information and Mai Wang Trading, MecoxLane Information is not required to transfer any funds generated from its operations to Mai Wang Trading.

The Company hereby confirms that the seven agreements (“New Agreements”) referred to above were originally entered into on August 6, 2002, the date of establishment of MecoxLane Information, and were re-signed on August 15, 2006 due to the loss of original agreements (“Original Agreements”). The terms of the New Agreements contain the same terms and conditions as the Original Agreements without exception.

Signed by:	/s/ Alfred Beichun Gu
Name:
Title:

Signed by:	/s/ Miao Li
Name:
Title:

Signed by:	/s/ Yi Xu
Name:
Title: